Exhibit 99.1

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:	MEDIA CONTACT:
Ken Gosnell	Thomas Hushen
(856) 342-6081	(856) 342-5227
ken_gosnell@campbellsoup.com	thomas_hushen@campbellsoup.com

CAMPBELL REPORTS SECOND-QUARTER RESULTS

•	Net Sales Comparable to Prior Year, Organic Sales Decreased 2 Percent

•	Earnings Before Interest and Taxes (EBIT) Increased 19 Percent; Adjusted EBIT Decreased 4 Percent

•	Earnings Per Share (EPS) of $0.95; Adjusted EPS Increased 10 Percent to $1.00

•	Campbell Increases Cost Savings Program Target from $450 Million to $500 Million by Fiscal 2020

•	Campbell Revises Fiscal 2018 Guidance

CAMDEN, N.J., Feb. 16, 2018—Campbell Soup Company (NYSE:CPB) today reported its second-quarter results for fiscal 2018.

	Three Months Ended			Six Months Ended
($ in millions, except per share)
	Jan. 28, 2018	Jan. 29, 2017	% Change	Jan. 28, 2018	Jan. 29, 2017	% Change
Net Sales
As Reported (GAAP)	$2,180	$2,171	—%	$4,341	$4,373	(1)%
Organic			(2)%			(2)%
Earnings Before Interest and Taxes
As Reported (GAAP)	$243	$205	19%	$655	$662	(1)%
Adjusted	$402	$417	(4)%	$819	$905	(10)%
Diluted Earnings Per Share
As Reported (GAAP)	$0.95	$0.33	n/m	$1.85	$1.27	46%
Adjusted	$1.00	$0.91	10%	$1.91	$1.92	(1)%
n/m - not meaningful
Note: A detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information is included at the end of this news release.
CEO Comments
Denise Morrison, Campbell’s President and Chief Executive Officer, said, "This was a disappointing quarter, driven by continued challenges in U.S. soup and Campbell Fresh. The decline in organic sales was largely due to the performance of Americas Simple Meals and Beverages, where U.S. soup sales decreased by 7 percent based on the key customer issue we discussed last quarter. We are making progress with this customer and expect sales declines in soup to moderate in the second half.

"Campbell Fresh did not meet expectations. Sales did not recover as anticipated due in part to headwinds in the super premium juice category. Looking ahead to the spring, we expect our beverage innovation plans to drive improved beverage performance in the second half. We are committed to returning this business to profitable growth.

"Bright spots in the quarter included the sales performance of Global Biscuits and Snacks, particularly Pepperidge Farm and Kelsen, as well as our multi-year cost savings initiative. We have identified additional savings opportunities and are increasing our savings target to $500 million by the end of fiscal 2020.

Morrison concluded, "Despite challenges, we have made significant progress toward our long-term strategy to transform Campbell’s portfolio. In the quarter, we completed the acquisition of Pacific Foods to bolster our presence in the organic soup and broth market and announced plans to acquire Snyder’s-Lance, which will greatly expand our snacking business. These acquisitions will provide Campbell with greater access to faster-growing categories and channels, and I am confident will help deliver improved performance."

Items Impacting Comparability
The table below presents a summary of items impacting comparability in each period. A detailed reconciliation of the reported (GAAP) financial information to the adjusted information is included at the end of this news release.

	Diluted Earnings Per Share
	Three Months Ended		Six Months Ended
	Jan. 28, 2018	Jan. 29, 2017	Jan. 28, 2018	Jan. 29, 2017
As Reported (GAAP)	$0.95	$0.33	$1.85	$1.27

Restructuring charges, implementation costs and other related costs associated with cost savings initiatives	$0.15	-	$0.19	$0.02

Transaction costs related to the pending acquisition of Snyder’s-Lance, Inc.	$0.06	-	$0.06	-

Impairment charges related to the Campbell Fresh segment**	$0.25	$0.58	$0.25	$0.58

Pension and postretirement benefit mark-to-market adjustments	-	-	($0.03)	$0.04

Nonrecurring net tax benefit related to U.S. Tax Reform***	($0.41)	-	($0.41)	-
Adjusted	$1.00	$0.91	$1.91	$1.92*
* Numbers do not add due to rounding.
** The current quarter included a pre-tax non-cash impairment charge of $75 million to write-off the goodwill of the Bolthouse Farms carrot and carrot ingredients reporting unit.
*** Represents the earnings per share impact from a net tax benefit of $124 million resulting from the Tax Cuts and Jobs Act enacted in December 2017. This net tax benefit includes the estimated impact of the revaluation of U.S. net deferred tax liabilities based on the new lower corporate income tax rate, partly offset by the unfavorable impact of a repatriation tax.

Second-Quarter Results
Sales of $2.180 billion were comparable to the prior year as a 1-point benefit from the acquisition of Pacific Foods and a 1-point favorable impact of currency translation were offset by a 2-percent decline in organic sales driven primarily by lower volumes.

Gross margin decreased from 37.4 percent to 35.1 percent. Excluding items impacting comparability in the current year, adjusted gross margin decreased 2.2 percentage points to 35.2 percent. The decrease in adjusted gross margin was driven primarily by cost inflation and higher supply chain costs, as well as unfavorable mix, partly offset by productivity improvements and the benefits from cost savings initiatives.

Marketing and selling expenses decreased 5 percent to $228 million primarily due to lower advertising and consumer promotion expenses, as well as the benefits from cost savings initiatives, partly offset by investments in e-commerce. Administrative expenses increased 17 percent to $165 million. Excluding items impacting comparability in the current year, adjusted administrative expenses decreased 1 percent.

Other expenses were $70 million in the current quarter as compared to $201 million in the prior-year quarter. Excluding items impacting comparability, adjusted other income increased from $11 million to $29 million primarily due to gains on investments and higher pension and postretirement benefit income.

EBIT increased 19 percent to $243 million. Excluding items impacting comparability, adjusted EBIT decreased 4 percent to $402 million primarily reflecting a lower adjusted gross margin percentage, partly offset by an increase in adjusted other income and lower marketing and selling expenses.

Net interest expense increased 14 percent to $32 million reflecting higher average interest rates on the debt portfolio and higher levels of debt. The Tax Cuts and Jobs Act, enacted in December 2017, will have a favorable impact on both the reported and adjusted effective rates in fiscal 2018. In the current-year quarter, the tax rate decreased from 42.9 percent to a negative 35.1 percent reflecting the one-time favorable net tax benefit recorded as part of the Act. Excluding items impacting comparability, the adjusted tax rate decreased 8.9 percentage points from 27.8 percent to 18.9 percent primarily due to the ongoing benefit of the lower U.S. federal tax rate. Campbell now expects a full-year adjusted effective tax rate of approximately 26 percent.

EPS was $0.95 per share in the quarter compared to $0.33 per share in the prior year. Excluding items impacting comparability, adjusted EPS increased 10 percent to $1.00 per share, primarily due to a lower adjusted tax rate, partly offset by declines in adjusted EBIT.

First-Half Results
Sales decreased 1 percent to $4.341 billion driven by a 2-percent decline in organic sales, partly offset by a 1-point benefit from the acquisition of Pacific Foods and a 1-point favorable impact of currency translation. Declines in organic sales were driven primarily by lower volumes.

EBIT decreased 1 percent to $655 million. Excluding items impacting comparability, adjusted EBIT decreased 10 percent to $819 million reflecting a lower adjusted gross margin percentage, lower sales and higher adjusted administrative expenses, partly offset by lower marketing and selling expenses and an increase in adjusted other income.

Net interest expense increased 11 percent to $62 million reflecting higher average interest rates on the debt portfolio. The tax rate decreased from 35.1 percent to 5.6 percent. Excluding items impacting comparability, the adjusted tax rate decreased 6.4 percentage points from 30.2 percent to 23.8 percent, primarily due to the lower U.S. federal tax rate.

The company reported EPS of $1.85. Excluding items impacting comparability, adjusted EPS decreased 1 percent to $1.91 per share, compared with $1.92 per share a year ago.

Cash flow from operations decreased to $660 million from $667 million a year ago, primarily due to higher net payments of hedging activities, partly offset by improvements in working capital.

Cost Savings Program
In the second quarter of fiscal 2018, Campbell achieved $20 million in savings under its multi-year cost savings program, bringing total program-to-date savings to $365 million. Based on the success of the program to date and the identification of additional savings opportunities, Campbell has increased the annualized savings target from $450 million to $500 million by the end of fiscal 2020.

Fiscal 2018 Guidance
Based on the company’s current outlook for fiscal 2018, including the impact of the Pacific Foods acquisition and the Tax Cuts and Jobs Act, Campbell has revised its fiscal 2018 guidance. As shown in the table below, sales are now expected to change by -1 to +1 percent, adjusted EBIT to decline by -7 to -5 percent, and adjusted EPS to increase by +2 to +4 percent, or $3.10 to $3.17 per share. This guidance assumes the impact from currency translation will be nominal.

($ in millions, except per share)	2017 Results	Revised 2018 Guidance Before Pacific Foods and Tax Reform	Pacific Foods Acquisition	U.S. Tax Reform	Revised 2018 Guidance

Net Sales	$7,890	-2 to 0%	+1 pt	-	-1 to +1%

Adjusted EBIT	$1,492*	-6 to -4% (Previously -4 to -2%)	-1 pt	-	-7 to -5%

Adjusted EPS	$3.04*	-5 to -3% (Previously -3 to -1%)	-$0.05	+$0.25	+2 to +4% $3.10 to $3.17
* Adjusted - refer to the detailed reconciliation of the reported (GAAP) financial information to the adjusted financial information at the end of this news release.
Note: A non-GAAP reconciliation is not provided for 2018 guidance since certain items are not estimable, such as pension and postretirement mark-to-market adjustments, and these items are not considered to reflect the company's ongoing operating results.
Segment Operating Review
An analysis of net sales and operating earnings by reportable segment follows:

Three Months Ended Jan. 28, 2018
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$1,196	$726	$257	$2,180*

Volume and Mix	(4)%	—%	—%	(2)%
Price and Sales Allowances	—%	2%	—%	—%
Promotional Spending	—%	1%	(1)%	—%
Organic Net Sales	(4)%	3%	(1)%	(2)%
Currency	—%	1%	—%	1%
Acquisition	2%	—%	—%	1%
% Change vs. Prior Year	(2)%	4%	(1)%	—%

Segment Operating Earnings	$282	$139	$(11)
% Change vs. Prior Year	(9)%	1%	n/m
n/m — not meaningful
* Includes Corporate
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Six Months Ended Jan. 28, 2018
($ in millions)
	Americas Simple Meals and Beverages	Global Biscuits and Snacks	Campbell Fresh	Total
Net Sales, as Reported	$2,414	$1,435	$491	$4,341**

Volume and Mix	(5)%	1%	(1)%	(2)%
Price and Sales Allowances	—%	1%	—%	—%
Promotional Spending	—%	—%	—%	—%
Organic Net Sales	(5)%	2%	(1)%	(2)%
Currency	—%	1%	—%	1%
Acquisitions	1%	—%	—%	1%
% Change vs. Prior Year	(3)%*	4%*	(1)%	(1)%*

Segment Operating Earnings	$610	$259	$(17)
% Change vs. Prior Year	(12)%	3%	n/m
n/m — not meaningful
* Numbers do not add due to rounding
** Includes Corporate
Note: A detailed reconciliation of the reported (GAAP) net sales to organic net sales is included at the end of this news release.

Americas Simple Meals and Beverages
Sales in the quarter decreased 2 percent to $1.196 billion. Organic sales decreased 4 percent driven primarily by declines in U.S. soup and V8 Beverages, partly offset by gains in the retail business in Canada. Excluding the benefit from the acquisition of Pacific Foods, sales of U.S. soup decreased 7 percent driven by declines in ready-to-serve and condensed soups, while sales of broth were comparable to the prior year. The sales decline in U.S. soup was primarily the result of the previously disclosed key customer issue.

Segment operating earnings decreased 9 percent to $282 million driven primarily by a lower gross margin percentage and lower sales volume, partly offset by lower marketing and selling expenses.

Global Biscuits and Snacks
Sales in the quarter increased 4 percent to $726 million. Excluding the favorable impact of currency translation, organic sales increased 3 percent driven primarily by gains in Pepperidge Farm snacks, reflecting growth in Goldfish crackers and in cookies, as well as gains of Kelsen cookies in China. Excluding the favorable impact of currency translation, sales of Arnott’s biscuits were comparable to the prior year.

Segment operating earnings increased 1 percent to $139 million. Excluding the favorable impact of currency translation, operating earnings were comparable to the prior year with lower advertising and consumer promotion expenses offset by a lower gross margin percentage.

Campbell Fresh
Sales in the quarter decreased 1 percent to $257 million driven primarily by sales declines in Bolthouse Farms refrigerated beverages.

Segment operating earnings declined from a loss of $3 million to a loss of $11 million, reflecting a lower gross margin percentage driven primarily by an increase in supply chain costs as well as higher carrot costs.

Corporate
Corporate in the second quarter of fiscal 2018 included charges related to cost savings initiatives of $27 million, transaction costs of $24 million related to the pending acquisition of Snyder’s-Lance and a non-cash impairment charge of $75 million related to the Bolthouse Farms carrot and carrot ingredients reporting unit. Corporate in the second quarter of fiscal 2017 included non-cash impairment charges of $212 million related to the Campbell Fresh segment. The remaining decrease in expenses primarily reflects gains on investments and higher pension and postretirement income.

Reportable Segments
Campbell Soup Company earnings results are reported for the following segments:

Americas Simple Meals and Beverages includes the retail and food service businesses in the U.S. and Canada. The segment includes the following products: Campbell’s condensed and ready-to-serve soups; Swanson broth and stocks; Pacific soups, broth, stocks, non-dairy beverages and simple meals; Prego pasta sauces; Pace Mexican sauces; Campbell’s gravies, pasta, beans and dinner sauces; Swanson canned poultry; Plum food and snacks; V8 juices and beverages; and Campbell’s tomato juice.

Global Biscuits and Snacks includes Pepperidge Farm cookies, crackers, bakery and frozen products in U.S. retail; Arnott’s biscuits in Australia and Asia Pacific; and Kelsen cookies globally. The segment also includes the simple meals and shelf-stable beverages business in Australia, Latin America and Asia Pacific.

Campbell Fresh includes Bolthouse Farms fresh carrots, carrot ingredients, refrigerated beverages and refrigerated salad dressings; Garden Fresh Gourmet salsa, hummus, dips and tortilla chips; and the U.S. refrigerated soup business.

Conference Call
Campbell will host a conference call to discuss these results today at 9:30 a.m. Eastern Time. To join, dial +1 (703) 639-1316. The access code is 6692659. Access to a live webcast of the call with accompanying slides, as well as a replay of the call, will be available at investor.campbellsoupcompany.com. A recording of the call will also be available until midnight on Mar. 2, 2018, at +1 (404) 537-3406. The access code for the replay is 6692659.

About Campbell Soup Company
Campbell (NYSE:CPB) is driven and inspired by our Purpose, “Real food that matters for life’s moments.” We make a range of high-quality soups and simple meals, beverages, snacks and packaged fresh foods. For generations, people have trusted Campbell to provide authentic, flavorful and readily available foods and beverages that connect them to each other, to warm memories and to what’s important today. Led by our iconic Campbell’s brand, our portfolio includes Pepperidge Farm, Bolthouse Farms, Arnott’s, V8, Swanson, Pace, Prego, Plum, Royal Dansk, Kjeldsens, Garden Fresh Gourmet and Pacific Foods. Founded in 1869, Campbell has a heritage of giving back and acting as a good steward of the planet’s natural resources. The company is a member of the Standard & Poor’s 500 and the Dow Jones Sustainability Indexes. For more information, visit www.campbellsoupcompany.com or follow company news on Twitter via @CampbellSoupCo. To learn more about how we make our food and the choices behind the ingredients we use, visit www.whatsinmyfood.com.

Forward-Looking Statements
This release contains "forward-looking statements" that reflect the company’s current expectations about the impact of its future plans and performance on the company’s business or financial results. These forward-looking statements, including the statements made regarding sales, EBIT and EPS guidance for fiscal 2018, rely on a number of assumptions and estimates that could be inaccurate and which are subject to risks and uncertainties. The factors that could cause the company's actual results to vary materially from those anticipated or expressed in any forward-looking statement include (1) changes in consumer demand for the company’s products and favorable perception of the company's brands; (2) the risks associated with trade and consumer acceptance of product improvements, shelving initiatives, new products and pricing and promotional strategies; (3) the impact of strong competitive responses to the company’s efforts to leverage its brand power with product innovation, promotional programs and new advertising; (4) changing inventory management practices by certain of the company's key customers; (5) a changing customer landscape, with value and e-commerce retailers expanding their market presence, while certain of the company's key customers continue to increase their significance to the company’s business; (6) the company's ability to realize projected cost savings and benefits from its efficiency and/or restructuring initiatives; (7) the company's ability to manage changes to its organizational structure and/or business processes, including selling, distribution, manufacturing and information management systems or processes; (8) product quality and safety issues, including recalls and product liabilities; (9) the ability to complete and to realize the projected benefits of acquisitions, divestitures and other business portfolio changes; (10) the conditions to the completion of the Snyder's-Lance acquisition by the company, including obtaining Snyder's-Lance shareholder approval, may not be satisfied; (11) long-term financing for the Snyder's-Lance acquisition may not be available on favorable terms, or at all; (12) closing of the Snyder's-Lance acquisition may not occur or may be delayed, either as a result of litigation related to the acquisition or otherwise; (13) the company may be unable to achieve the anticipated benefits of the Snyder's-Lance acquisition; (14) completing the Snyder's-Lance acquisition may distract the company’s management from other important matters; (15) disruptions to the company's supply chain, including fluctuations in the supply of and inflation in energy and raw and packaging materials cost; (16) the uncertainties of litigation and regulatory actions against the company; (17) the possible disruption to the independent contractor distribution models used by certain of the company’s businesses, including as a result of litigation or regulatory actions affecting their independent contractor classification; (18) the impact of non-U.S. operations, including trade restrictions, public corruption and compliance with foreign laws and regulations; (19) impairment to goodwill or other intangible assets; (20) the company's ability to protect its intellectual property rights; (21) increased liabilities and costs related to the company’s defined benefit pension plans; (22) a material failure in or breach of the company’s information technology systems; (23) the company's ability to attract and retain key talent; (24) changes in currency exchange rates, tax rates, interest rates, debt and equity markets, inflation rates, economic conditions, law, regulation and other external factors; (25)

unforeseen business disruptions in one or more of the company's markets due to political instability, civil disobedience, terrorism, armed hostilities, extreme weather conditions, natural disasters or other calamities; and (26) other factors described in the company's most recent Form 10-K and subsequent Securities and Exchange Commission filings. The company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

#

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 28, 2018	January 29, 2017
Net sales	$2,180	$2,171
Costs and expenses
Cost of products sold	1,414	1,360
Marketing and selling expenses	228	240
Administrative expenses	165	141
Research and development expenses	27	25
Other expenses / (income)	70	201
Restructuring charges	33	(1)
Total costs and expenses	1,937	1,966
Earnings before interest and taxes	243	205
Interest, net	32	28
Earnings before taxes	211	177
Taxes on earnings	(74)	76
Net earnings	285	101
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$285	$101
Per share - basic
Net earnings attributable to Campbell Soup Company	$.95	$.33
Dividends	$.35	$.35
Weighted average shares outstanding - basic	301	306
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.95	$.33
Weighted average shares outstanding - assuming dilution	301	309

The company adopted new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018. Certain amounts in the prior year were reclassified to conform to the current-year presentation.

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 28, 2018	January 29, 2017
Net sales	$4,341	$4,373
Costs and expenses
Cost of products sold	2,792	2,711
Marketing and selling expenses	447	470
Administrative expenses	314	266
Research and development expenses	57	52
Other expenses / (income)	41	212
Restructuring charges	35	—
Total costs and expenses	3,686	3,711
Earnings before interest and taxes	655	662
Interest, net	62	56
Earnings before taxes	593	606
Taxes on earnings	33	213
Net earnings	560	393
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$560	$393
Per share - basic
Net earnings attributable to Campbell Soup Company	$1.86	$1.28
Dividends	$.70	$.70
Weighted average shares outstanding - basic	301	307
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.85	$1.27
Weighted average shares outstanding - assuming dilution	302	309

The company adopted new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018. Certain amounts in the prior year were reclassified to conform to the current-year presentation.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Three Months Ended
	January 28, 2018	January 29, 2017	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$1,196	$1,215	(2)%
Global Biscuits and Snacks	726	696	4%
Campbell Fresh	257	260	(1)%
Corporate	1	—	n/m
Total sales	$2,180	$2,171	—%
Earnings
Contributions:
Americas Simple Meals and Beverages	$282	$311	(9)%
Global Biscuits and Snacks	139	137	1%
Campbell Fresh	(11)	(3)	n/m
Total operating earnings	410	445	(8)%
Corporate	(134)	(241)
Restructuring charges	(33)	1
Earnings before interest and taxes	243	205	19%
Interest, net	32	28
Taxes on earnings	(74)	76
Net earnings	285	101	n/m
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$285	$101	n/m
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$.95	$.33	n/m
n/m - not meaningful

Beginning in fiscal 2018, the business in Latin America is managed as part of the Global Biscuits and Snacks segment. Prior to fiscal 2018, the business in Latin America was managed as part of the Americas Simple Meals and Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONSOLIDATED SUPPLEMENTAL SCHEDULE OF SALES AND EARNINGS (unaudited)
(millions, except per share amounts)

	Six Months Ended
	January 28, 2018	January 29, 2017	Percent Change
Sales
Contributions:
Americas Simple Meals and Beverages	$2,414	$2,493	(3)%
Global Biscuits and Snacks	1,435	1,386	4%
Campbell Fresh	491	494	(1)%
Corporate	1	—	n/m
Total sales	$4,341	$4,373	(1)%
Earnings
Contributions:
Americas Simple Meals and Beverages	$610	$691	(12)%
Global Biscuits and Snacks	259	252	3%
Campbell Fresh	(17)	(2)	n/m
Total operating earnings	852	941	(9)%
Corporate	(162)	(279)
Restructuring charges	(35)	—
Earnings before interest and taxes	655	662	(1)%
Interest, net	62	56
Taxes on earnings	33	213
Net earnings	560	393	42%
Net loss attributable to noncontrolling interests	—	—
Net earnings attributable to Campbell Soup Company	$560	$393	42%
Per share - assuming dilution
Net earnings attributable to Campbell Soup Company	$1.85	$1.27	46%
n/m - not meaningful

Beginning in fiscal 2018, the business in Latin America is managed as part of the Global Biscuits and Snacks segment. Prior to fiscal 2018, the business in Latin America was managed as part of the Americas Simple Meals and Beverages segment. Segment results have been adjusted retrospectively to reflect this change.

CAMPBELL SOUP COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(millions)

	January 28, 2018	January 29, 2017
Current assets	$1,928	$1,896
Plant assets, net	2,518	2,375
Intangible assets, net	3,744	3,179
Other assets	146	120
Total assets	$8,336	$7,570
Current liabilities	$3,012	$2,436
Long-term debt	2,247	2,293
Other liabilities	1,128	1,362
Total equity	1,949	1,479
Total liabilities and equity	$8,336	$7,570
Total debt	$3,906	$3,478
Cash and cash equivalents	$196	$309

CAMPBELL SOUP COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(millions)

	Six Months Ended
	January 28, 2018	January 29, 2017
Cash flows from operating activities:
Net earnings	$560	$393
Adjustments to reconcile net earnings to operating cash flow
Impairment charges	75	212
Restructuring charges	35	—
Stock-based compensation	32	32
Noncurrent income taxes	52	—
Pension and postretirement benefit income	(32)	(23)
Depreciation and amortization	161	154
Deferred income taxes	(106)	—
Other, net	18	6
Changes in working capital
Accounts receivable	(113)	(95)
Inventories	84	117
Prepaid assets	(25)	(9)
Accounts payable and accrued liabilities	(10)	(100)
Net receipts from (payments of) hedging activities	(31)	1
Other	(40)	(21)
Net cash provided by operating activities	660	667
Cash flows from investing activities:
Purchases of plant assets	(132)	(119)
Business acquired, net of cash acquired	(682)	—
Other, net	(11)	(13)
Net cash used in investing activities	(825)	(132)
Cash flows from financing activities:
Net short-term borrowings	379	2
Long-term repayments	(16)	(61)
Dividends paid	(216)	(207)
Treasury stock purchases	(86)	(234)
Treasury stock issuances	—	2
Payments related to tax withholding for stock-based compensation	(23)	(20)
Net cash provided by (used in) financing activities	38	(518)
Effect of exchange rate changes on cash	4	(4)
Net change in cash and cash equivalents	(123)	13
Cash and cash equivalents — beginning of period	319	296
Cash and cash equivalents — end of period	$196	$309

Reconciliation of GAAP to Non-GAAP Financial Measures
Second Quarter Ended January 28, 2018
Campbell Soup Company uses certain non-GAAP financial measures as defined by the Securities and Exchange Commission in certain communications. These non-GAAP financial measures are measures of performance not defined by accounting principles generally accepted in the United States and should be considered in addition to, not in lieu of, GAAP reported measures. Management believes that also presenting certain non-GAAP financial measures provides additional information to facilitate comparison of the company's historical operating results and trends in its underlying operating results, and provides transparency on how the company evaluates its business. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the company's performance.
Organic Net Sales
Organic net sales are net sales excluding the impact of currency and acquisitions. Management believes that excluding these items, which are not part of the ongoing business, improves the comparability of year-to-year results. A reconciliation of net sales as reported to organic net sales follows.

Three Months Ended
	January 28, 2018				January 29, 2017	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$1,196	$(6)	$(28)	$1,162	$1,215	(2)%	(4)%
Global Biscuits and Snacks	726	(10)	—	716	696	4%	3%
Campbell Fresh	257	—	—	257	260	(1)%	(1)%
Corporate	1	—	—	1	—	n/m	n/m
Total Net Sales	$2,180	$(16)	$(28)	$2,136	$2,171	—%	(2)%

Six Months Ended
	January 28, 2018				January 29, 2017	% Change
(millions)	Net Sales, as Reported	Impact of Currency	Impact of Acquisition	Organic Net Sales	Net Sales, as Reported	Net Sales, as Reported	Organic Net Sales
Americas Simple Meals and Beverages	$2,414	$(12)	$(28)	$2,374	$2,493	(3)%	(5)%
Global Biscuits and Snacks	1,435	(15)	—	1,420	1,386	4%	2%
Campbell Fresh	491	—	—	491	494	(1)%	(1)%
Corporate	1	—	—	1	—	n/m	n/m
Total Net Sales	$4,341	$(27)	$(28)	$4,286	$4,373	(1)%	(2)%
n/m - not meaningful
Items Impacting Earnings
The company believes that financial information excluding certain items that are not considered to reflect the ongoing operating results, such as those listed below, improves the comparability of year-to-year results. Consequently, the company believes that investors may be able to better understand its results excluding these items.

The following items impacted earnings:

(1)
In the six-month period of fiscal 2018, the company incurred gains of $14 million in Other expenses / (income) ($10 million after tax, or $.03 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. In the first quarter of fiscal 2017, the company incurred losses of $20 million in Other expenses / (income) ($13 million after tax, or $.04 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans. For the year ended July 30, 2017, the company incurred gains of $178 million in

Other expenses / (income) ($116 million after tax, or $.38 per share) associated with mark-to-market adjustments for defined benefit pension and postretirement plans.

(2)
In fiscal 2015, the company implemented a new enterprise design and initiatives to reduce costs and to streamline its organizational structure. In fiscal 2017, the company expanded these cost savings initiatives by further optimizing its supply chain network, primarily in North America, continuing to evolve its operating model to drive efficiencies, and more fully integrating its recent acquisitions. In January 2018, as part of the expanded initiatives, the company authorized additional costs to improve the operational efficiency of its thermal supply chain network in North America by closing its manufacturing facility in Toronto, Ontario, and to optimize its information technology infrastructure by migrating certain applications to the latest cloud technology platform.

In the second quarter of fiscal 2018, the company recorded Restructuring charges of $33 million and implementation costs and other related costs of $26 million in Administrative expenses and $1 million in Cost of products sold (aggregate impact of $46 million after tax, or $.15 per share) related to these initiatives. In the six-month period of fiscal 2018, the company recorded Restructuring charges of $35 million and implementation costs and other related costs of $38 million in Administrative expenses and $6 million in Cost of products sold (aggregate impact of $58 million after tax, or $.19 per share) related to these initiatives. In the six-month period of fiscal 2017, the company recorded implementation costs and other related costs of $11 million in Administrative expenses ($7 million after tax, or $.02 per share) related to these initiatives. For the year ended July 30, 2017, the company recorded Restructuring charges of $18 million and implementation costs and other related costs of $36 million in Administrative expenses and $4 million in Cost of products sold (aggregate impact of $37 million after tax, or $.12 per share) related to these initiatives.

(3)
In the second quarter of fiscal 2018, the company announced its intent to acquire Snyder’s-Lance, Inc. The company incurred transaction costs of $24 million in Other expenses / (income) ($19 million after tax, or $.06 per share) associated with the acquisition, which the company expects to close in the third quarter of fiscal 2018.

(4)
In the second quarter of fiscal 2018, the company recorded a tax benefit of $124 million in Taxes on earnings ($.41 per share) related to the enactment of the Tax Cuts and Jobs Act that was signed into law in December 2017.

(5)
In the second quarter of fiscal 2018, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit as operating performance was below expectations. Based on recent performance, the company revised its outlook for future earnings and cash flows. The company recorded a non-cash impairment charge of $75 million in Other expenses / (income) ($74 million after tax, or $.25 per share).

In the second quarter of fiscal 2017, the company performed an interim impairment assessment on the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and the Garden Fresh Gourmet reporting unit as operating performance was well below expectations and a new leadership team of the Campbell Fresh division initiated a strategic review which led to a revised outlook for future sales, earnings, and cash flow. The company recorded a non-cash impairment charge of $147 million ($139 million after tax, or $.45 per share) related to the intangible assets of the Bolthouse Farms carrot and carrot ingredients reporting unit and a non-cash impairment charge of $65 million ($41 million after tax, or $.13 per share) related to the intangible assets of the Garden Fresh Gourmet reporting unit (aggregate pre-tax impact of $212 million, $180 million after tax, or $.58 per share). For the year ended July 30, 2017, the aggregate impact was $.59 per share. The charges were included in Other expenses / (income).

(6)
For the year ended July 30, 2017, the company recorded a tax benefit of $52 million in Taxes on earnings primarily related to the sale of intercompany notes receivable to a financial institution, which resulted in the recognition of foreign exchange losses on the notes for tax purposes. In addition, the company recorded a $6 million reduction to interest expense ($4 million after tax) related to premiums and fees received on the sale of the notes. The aggregate impact was $56 million after tax, or $.18 per share.

The following tables reconcile financial information, presented in accordance with GAAP, to financial information excluding certain items:

	Three Months Ended
	January 28, 2018			January 29, 2017
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$766	$1	$767	$811	$—	$811	(5)%
Gross margin percentage	35.1%		35.2%	37.4%		37.4%
Administrative expenses	$165	$(26)	$139	$141	$—	$141
Other expenses / (income)	$70	$(99)	$(29)	$201	$(212)	$(11)
Restructuring charges	$33	$(33)	$—	$(1)	$—	$(1)
Earnings before interest and taxes	$243	$159	$402	$205	$212	$417	(4)%
Interest, net	32	—	32	28	—	28
Earnings before taxes	$211	$159	$370	$177	$212	$389
Taxes	(74)	144	70	76	32	108
Effective income tax rate	(35.1)%		18.9%	42.9%		27.8%
Net earnings attributable to Campbell Soup Company	$285	$15	$300	$101	$180	$281	7%
Diluted net earnings per share attributable to Campbell Soup Company	$.95	$.05	$1.00	$.33	$.58	$.91	10%
(a)See following table for additional information.

	Three Months Ended
	January 28, 2018					January 29, 2017
(millions, except per share amounts)	Restructuring charges, implementation costs and other related costs (2)	Transaction costs (3)	Tax reform (4)	Impairment charges (5)	Adjustments	Impairment charges (5)
Gross margin	$1	$—	$—	$—	$1	$—
Administrative expenses	(26)	—	—	—	(26)	—
Other expenses / (income)	—	(24)	—	(75)	(99)	(212)
Restructuring charges	(33)	—	—	—	(33)	—
Earnings before interest and taxes	$60	$24	$—	$75	$159	$212
Interest, net	—	—	—	—	—	—
Earnings before taxes	$60	$24	$—	$75	$159	$212
Taxes	14	5	124	1	144	32
Net earnings attributable to Campbell Soup Company	$46	$19	$(124)	$74	$15	$180
Diluted net earnings per share attributable to Campbell Soup Company	$.15	$.06	$(.41)	$.25	$.05	$.58

	Six Months Ended
	January 28, 2018			January 29, 2017
(millions, except per share amounts)	As reported	Adjustments(a)	Adjusted	As reported	Adjustments(a)	Adjusted	Adjusted Percent Change
Gross margin	$1,549	$6	$1,555	$1,662	$—	$1,662	(6)%
Gross margin percentage	35.7%		35.8%	38.0%		38.0%
Administrative expenses	$314	$(38)	$276	$266	$(11)	$255
Other expenses / (income)	$41	$(85)	$(44)	$212	$(232)	$(20)
Restructuring charges	$35	$(35)	$—	$—	$—	$—
Earnings before interest and taxes	$655	$164	$819	$662	$243	$905	(10)%
Interest, net	62	—	62	56	—	56
Earnings before taxes	$593	$164	$757	$606	$243	$849
Taxes	33	147	180	213	43	256
Effective income tax rate	5.6%		23.8%	35.1%		30.2%
Net earnings attributable to Campbell Soup Company	$560	$17	$577	$393	$200	$593	(3)%
Diluted net earnings per share attributable to Campbell Soup Company	$1.85	$.06	$1.91	$1.27	$.65	$1.92	(1)%
(a)See following tables for additional information.

	Six Months Ended
	January 28, 2018
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Transaction costs (3)	Tax reform (4)	Impairment charges (5)	Adjustments
Gross margin	$—	$6	$—	$—	$—	$6
Administrative expenses	—	(38)	—	—	—	(38)
Other expenses / (income)	14	—	(24)	—	(75)	(85)
Restructuring charges	—	(35)	—	—	—	(35)
Earnings before interest and taxes	$(14)	$79	$24	$—	$75	$164
Interest, net	—	—	—	—	—	—
Earnings before taxes	$(14)	$79	$24	$—	$75	$164
Taxes	(4)	21	5	124	1	147
Net earnings attributable to Campbell Soup Company	$(10)	$58	$19	$(124)	$74	$17
Diluted net earnings per share attributable to Campbell Soup Company	$(.03)	$.19	$.06	$(.41)	$.25	$.06

	Six Months Ended
	January 29, 2017
(millions, except per share amounts)	Mark-to-market (1)	Restructuring charges, implementation costs and other related costs (2)	Impairment charges (5)	Adjustments
Gross margin	$—	$—	$—	$—
Administrative expenses	—	(11)	—	(11)
Other expenses / (income)	(20)	—	(212)	(232)
Earnings before interest and taxes	$20	$11	$212	$243
Interest, net	—	—	—	—
Earnings before taxes	$20	$11	$212	$243
Taxes	7	4	32	43
Net earnings attributable to Campbell Soup Company	$13	$7	$180	$200
Diluted net earnings per share attributable to Campbell Soup Company*	$.04	$.02	$.58	$.65
*The sum of individual per share amounts may not add due to rounding.

Year Ended
(millions, except per share amounts)	July 30, 2017
Gross margin, as recast*	$2,925
Add: Restructuring charges, implementation costs and other related costs (2)	4
Adjusted Gross margin	$2,929
Adjusted Gross margin percentage	37.1%
Earnings before interest and taxes, as reported	$1,400
Deduct: Total pension and postretirement benefit mark-to-market adjustments (1)	(178)
Add: Restructuring charges, implementation costs and other related costs (2)	58
Add: Impairment charges (5)	212
Adjusted Earnings before interest and taxes	$1,492
Interest, net, as reported	$107
Add: Sale of notes (6)	6
Adjusted Interest, net	$113
Adjusted Earnings before taxes	$1,379
Taxes on earnings, as reported	$406
Deduct: Tax expense from total pension and postretirement benefit mark-to-market adjustments (1)	(62)
Add: Tax benefit from restructuring charges, implementation costs and other related costs (2)	21
Add: Tax benefit from impairment charges (5)	32
Add: Tax benefit from sale of notes (6)	50
Adjusted Taxes on earnings	$447
Adjusted effective income tax rate	32.4%
Net earnings attributable to Campbell Soup Company, as reported	$887
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	(116)
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	37
Add: Net adjustment from impairment charges (5)	180
Deduct: Net adjustment from sale of notes (6)	(56)
Adjusted Net earnings attributable to Campbell Soup Company	$932
Diluted net earnings per share attributable to Campbell Soup Company, as reported	$2.89
Deduct: Net adjustment from total pension and postretirement benefit mark-to-market adjustments (1)	(.38)
Add: Net adjustment from restructuring charges, implementation costs and other related costs (2)	.12
Add: Net adjustment from impairment charges (5)	.59
Deduct: Net adjustment from sale of notes (6)	(.18)
Adjusted Diluted net earnings per share attributable to Campbell Soup Company	$3.04
*Reflects the impact of the adoption of new accounting guidance on the presentation of net periodic pension cost and net periodic postretirement benefit cost in the first quarter of fiscal 2018.